Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS IV C L P
filed 1996-04-01
CIK 826931

                                                            -1-
                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                                                                      Page

SELECTED FINANCIAL DATA                                                                                                  2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                    3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                           7

Statement of Financial Position
at December 31, 1995 and 1994                                                                                            8

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                     9

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                    10

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                    11

Notes to the Financial Statements                                                                                     12-21



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                  22

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                  23

Schedule of Costs  Reimbursed to the Managing General Partner and its Affiliates
as  Required  by  Section  10.4  of  the  Amended  and  Restated  Agreement  and
Certificate of
Limited Partnership                                                                                                      24



                             SELECTED FINANCIAL DATA

        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:

         Summary of
         Operations                   1995               1994               1993                1992               1991

Lease revenue                    $   2,904,024      $   4,358,141       $   6,485,361      $   7,205,600      $   9,120,182

Net income (loss) before
     extraordinary item          $   2,298,781      $   1,944,052       $    (820,136)     $    (772,481)     $  (1,246,983)

     Extraordinary item                     --                 --           1,043,626                 --           (451,736)

Net income (loss)                $   2,298,781      $   1,944,052       $     223,490      $    (772,481)     $  (1,698,719)

Per Unit:
Net income (loss) before
     extraordinary item          $        1.79      $        1.51       $       (0.64)     $       (0.60)     $        (0.97)

     Extraordinary item                     --                 --                0.81                 --               (0.35)

Net income (loss)                $        1.79      $        1.51       $        0.17      $       (0.60)     $        (1.32)

Cash distributions               $        2.50      $       2.25        $        2.75      $        3.50      $       3.37


          Financial
          Position

Total assets                     $   9,122,891      $  10,525,937       $  12,624,046      $  20,617,148      $  29,992,821

Total long-term obligations      $     387,188      $     877,494       $   1,877,173      $   6,449,681      $  10,179,103

Partners' capital                $   7,881,508      $   8,791,368       $   9,735,092      $  13,041,106      $  18,305,685


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview

        As an equipment leasing partnership, American Income Partners IV-C Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenues under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the Managing General Partner is considering the winding-up of the Partnership's operations, including the liquidation of its entire portfolio. The Partnership's operations commenced in 1989.

Results of Operations

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $2,904,024 compared to $4,358,141 and $6,485,361 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue between 1993 and 1995 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

        The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

        In 1995, the Partnership sold equipment having a net book value of $297,491 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $497,463 compared to a net gain in 1994 of $446,426 on equipment having a net book value of $565,506 and a net gain in 1993 of $401,704 on equipment having a net book value of $793,942.

        In March 1991, a lessee of the Partnership, Midway Airlines, Inc. ("Midway") filed for protection under Chapter 11 of the Bankruptcy Code. On November 27, 1991, this proceeding was converted to a Chapter 7 liquidation. The Partnership's portfolio originally included interests in three DC-9 aircraft leased to Midway. In 1991, the Partnership forfeited its interest in one of these aircraft to its lender in consideration of forgiveness of the related debt and interest (See Note 7 to the financial statements herein). The Partnership owned a 25% interest in the two remaining DC-9 aircraft (the "Aircraft"). The Aircraft had an original cost of $3,673,329 to the Partnership. To finance the purchase of the Aircraft, the Partnership borrowed $2,492,975 on a non-recourse basis from a third-party lending institution. In 1991, the estimated fair market value of the Partnership's interest in the Aircraft was determined to be less than the outstanding balance of the related loan. Accordingly, in 1991, the Partnership reduced the carrying value of its interests in the Aircraft to an amount less than the outstanding loan balance (the reduction of the carrying value was $1,102,470 or $0.86 per limited partnership unit). The third-party lender had agreed to forestall, until April 30, 1992, any actions to force a cure of the defaulted note pending efforts by AFG to sell or re-lease the Aircraft. Such efforts were unsuccessful and on May 26, 1992 the lender declared a loan default and demanded full payment of all amounts owed under the note agreement. On March 19, 1993, the Aircraft were transferred to a designee of the lender in lieu of foreclosure. During the year ended December 31, 1993, the Partnership recorded a net gain on disposition of the Aircraft of $102,531 ($0.08 per limited partnership unit), representing interest expense incurred in 1992 and forgiven at date of disposition. For financial reporting purposes, this gain was reported as a loss on equipment forfeiture of $941,095 and an extraordinary gain of $1,043,626. The extraordinary gain resulted from the related indebtedness at the date of foreclosure being in excess of the fair market value of the Partnership's interests in the Aircraft. At the time of disposition, the Partnership's interests in the Aircraft had a fair market value of approximately $1,150,000 and a net book value of $2,091,095. The amount of indebtedness forgiven was $2,193,626, including accrued interest of $132,720. In consideration of this transfer, the lender reimbursed to the Partnership the sum of $34,257, representing amounts previously advanced by the Partnership to the lender in its unsuccessful attempt to facilitate the remarketing of the Aircraft. For financial statement purposes, this sum was reported as other income on the statement of operations during the year ended December 31, 1993. These advances were originally reported as operating expenses when incurred.

        It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

        The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

        Depreciation and amortization expense was $930,054, $2,537,203 and $6,060,412 for the years ended December 31, 1995, 1994 and 1993, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that equipment is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

        Interest expense was $44,687 or 1.5% of lease revenue in 1995, $104,607 or 2.4% of lease revenue in 1994 and $304,504 or 4.7% of lease revenue in 1993. Interest expense in future periods will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

        Management fees were 5% of lease revenue in each of the three years ended December 31, 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future periods.

        Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 3.7%, 1.9% and 2.1% of lease revenue in 1995, 1994 and 1993, respectively. The increase in operating expenses during 1995 was due principally to an increase in professional service costs and insurance premium adjustments for aircraft owned by the Partnership. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

        The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,735,985, $4,219,711 and $5,712,781 in 1995, 1994 and 1993, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a gradual decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership experiences a higher frequency of remarketing events.

        Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

        Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Partnership capitalized $2,829 of refurbishment costs to upgrade certain equipment during 1993. During 1995, the Partnership realized $794,954 in equipment sale proceeds compared to $1,011,932 and $1,195,646 in 1994 and 1993, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

        During 1994, the Partnership capitalized $664,500 of refurbishment costs incurred to upgrade two cargo vessels leased by Gearbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S, pursuant to the terms of an extended and renegotiated contract with Gearbulk. Refurbishment costs were financed with a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests in the vessels.

        The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will continue to decline as the principal balance of notes payable is reduced through the collection and application of rents.

        Cash distributions to the General Partners and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $3,208,641. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Recognized Owners were allocated 99% of these distributions, or $3,176,555, and the General Partners were allocated 1%, or $32,086. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

        Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of AFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

        The Partnership's future cash distributions will be adversely affected by the bankruptcy of Midway. Although this bankruptcy had no immediate adverse effect on the Partnership's cash flow, as the Partnership had fully leveraged its ownership interest in the underlying aircraft, this event resulted in the Partnership's loss of any future interest in the residual value of these aircraft. This bankruptcy will have a material adverse effect on the ability of the Partnership to achieve all of its originally intended economic benefits. However, the final yield on capital will be dependent upon the collective performance results of all of the Partnership's equipment leases.

        The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The Managing General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners IV-C Limited Partnership:

        We have audited the accompanying statements of financial position of American Income Partners IV-C Limited Partnership as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners IV-C Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                             ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                 The accompanying notes are an integral part of

                           these financial statements.

                                                           -11-
                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994


                                                                           1995                               1994

ASSETS

Cash and cash equivalents                                                  $   2,063,872                      $ 2,231,880

Rents receivable, net of allowance for
     doubtful accounts of $35,000                                                272,111                            327,947

Accounts receivable - affiliate                                                  377,124                            328,781

Equipment at cost, net of accumulated
     depreciation of $14,056,730 and $18,624,411
     at December 31, 1995 and 1994, respectively                               6,409,784                          7,637,329

         Total assets                                                       $  9,122,891                        $10,525,937


LIABILITIES AND PARTNERS' CAPITAL

Notes payable $                                                            387,188     $                      877,494
Accrued interest                                                                   2,204                             16,141
Accrued liabilities                                                               20,000                             15,500
Accrued liabilities - affiliate                                                   18,360                              8,835
Deferred rental income                                                            11,471                             14,439
Cash distributions payable to partners                                           802,160                            802,160

         Total liabilities                                                     1,241,383                          1,734,569

Partners' capital (deficit):
     General Partners                                                           (200,479)                          (191,381)
     Limited Partnership Interests
     (1,270,622 Units; initial purchase
     price of $25 each)                                                        8,081,987                          8,982,749

         Total partners' capital                                               7,881,508                          8,791,368

         Total liabilities and partners' capital                            $  9,122,891                        $10,525,937



                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993



                                                              1995                      1994                       1993
Income:

     Lease revenue                                        $   2,904,024             $   4,358,141             $   6,485,361
     Interest income                                            124,607                    79,857                    22,514
     Other income                                                    --                        --                    34,257
     Gain (loss) on sale/forfeiture of equipment                497,463                   446,426                  (539,391)

         Total income                                         3,526,094                 4,884,424                 6,002,741

Expenses:

     Depreciation and amortization                              930,054                 2,537,203                 6,060,412
     Interest expense                                            44,687                   104,607                   304,504
     Equipment management fees - affiliate                      145,201                   217,907                   324,268
     Operating expenses - affiliate                             107,371                    80,655                   133,693

         Total expenses                                       1,227,313                 2,940,372                 6,822,877


Net income (loss) before extraordinary item                   2,298,781                 1,944,052                  (820,136)

Extraordinary item                                                   --                        --                 1,043,626

Net income                                                 $  2,298,781              $  1,944,052             $     223,490


Net income (loss) before extraordinary item
     per limited partnership unit                         $        1.79             $        1.51             $        (0.64)

Extraordinary item
     per limited partnership unit                                    --                        --                      0.81

Net income
     per limited partnership unit                      $           1.79          $           1.51          $           0.17

Cash distributions declared
     per limited partnership unit                      $           2.50          $           2.25          $           2.75




                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993


                                                General
                                               Partners                     Recognized Owners
                                                Amount                 Units                Amount                 Total

Balance at December 31, 1992                $     (148,884)            1,270,622        $  13,189,990         $  13,041,106

Net income - 1993                                    2,235                    --              221,255               223,490

Cash distributions declared                        (35,295)                   --           (3,494,209)           (3,529,504)

Balance at December 31, 1993                      (181,944)            1,270,622            9,917,036             9,735,092

Net income - 1994                                   19,441                    --            1,924,611             1,944,052

Cash distributions declared                        (28,878)                   --           (2,858,898)           (2,887,776)

Balance at December 31, 1994                      (191,381)            1,270,622            8,982,749             8,791,368

Net income - 1995                                   22,988                    --            2,275,793             2,298,781

Cash distributions declared                        (32,086)                   --           (3,176,555)           (3,208,641)

Balance at December 31, 1995                 $    (200,479)            1,270,622         $  8,081,987          $  7,881,508



                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993
                                                              1995                      1994                       1993
Cash flows from (used in) operating activities:
Net income                                                $   2,298,781             $   1,944,052             $     223,490

Adjustments to reconcile net income to net cash from operating activities:
         Depreciation and amortization                          930,054                 2,537,203                 6,060,412
         (Gain) loss on sale/forfeiture of equipment           (497,463)                 (446,426)                  539,391
         Extraordinary item                                          --                        --                (1,043,626)
Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                        55,836                   287,409                    82,539
         accounts receivable - affiliate                        (48,343)                  (28,037)                  (87,349)
     Increase (decrease) in:
         accrued interest                                       (13,937)                  (34,563)                  (31,636)
         accrued liabilities                                      4,500                       950                    (7,949)
         accrued liabilities - affiliate                          9,525                     5,284                   (18,255)
         deferred rental income                                  (2,968)                  (46,161)                   (4,236)

              Net cash from operating activities              2,735,985                 4,219,711                 5,712,781

Cash flows from (used in) investing activities:
     Purchase of equipment                                           --                        --                    (2,829)
     Proceeds from equipment sales                              794,954                 1,011,932                 1,195,646

              Net cash from investing activities                794,954                 1,011,932                 1,192,817

Cash flows used in financing activities:
     Principal payments - notes payable                        (490,306)               (1,664,179)               (2,511,602)
     Distributions paid                                      (3,208,641)               (2,967,992)               (3,449,288)

              Net cash used in financing activities          (3,698,947)               (4,632,171)               (5,960,890)

Net increase (decrease) in cash and
     cash equivalents                                          (168,008)                  599,472                   944,708

Cash and cash equivalents at beginning of year                2,231,880                 1,632,408                   687,700

Cash and cash equivalents at end of year                   $  2,063,872              $  2,231,880              $  1,632,408

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest              $       58,624             $     139,170             $     336,140

Supplemental schedule of non-cash investing and financing activities:
     During 1994, the Partnership capitalized $664,500 of refurbishment costs incurred to upgrade certain equipment, all of which was financed by a third-party lender.

     During 1993, the Partnership forfeited equipment with a fair market value of $1,150,000 to its lender in consideration of forgiveness of the related debt and interest of $2,193,626.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 29, 1988, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the Managing General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On March 30, 1989, the Partnership issued 1,270,622 units, representing assignments of limited partnership interests (the "Units"), to 2,157 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. Subsequent to the Partnership's Closing on March 30, 1989, the Partnership had three General Partners: AFG Leasing IV Incorporated, a Massachusetts corporation, Daniel J. Roggemann, and Geoffrey A. MacDonald (collectively, the "General Partners"). Mr. Roggemann subsequently elected to withdraw as an Individual General Partner. The common stock of the Managing General Partner is owned by AF/AIP Programs Limited Partnership, of which American Finance Group ("AFG"), a Massachusetts partnership, and a wholly-owned affiliate, are the 99% limited partners and AFG Programs, Inc., a Massachusetts corporation wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The General Partners, each of whom is affiliated with AFG, are not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

         AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1990, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

         On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and a member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

        Significant operations commenced March 30, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 99% to the Recognized Owners and 1% to the General Partners until Payout and 85% to the Recognized Owners and 15% to the General Partners after Payout. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 10.75% (compounded quarterly) on undistributed invested capital.

        Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and AFG (collectively the "Management Agreement"), management services are provided by AFG to the
Partnership at fees which the Managing General Partner believes to be competitive for similar services. (Also see Note 4.)

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

        The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1995, the Partnership had $2,060,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $5,823,945 are due as follows:

        For the year ending December 31,       1996             $   2,031,497
                                               1997                 1,719,337
                                               1998                 1,422,583
                                               1999                   650,528

                                              Total              $  5,823,945


        Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                       1993

Gearbulk Shipowning Ltd. (formerly Kristian
   Gerhard Jebsen Skipsrederi A/S)                        $   1,150,074             $   1,165,274             $   1,144,736
Northwest Airlines, Inc.                                  $     390,000             $     485,500                        --
The Kendall Company                                       $     353,738                        --                        --


Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

        All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the Managing General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the Managing General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation

        The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

 Accrued Liabilities - Affiliate

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Allocation of Profits and Losses

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit

        Net income and cash distributions per unit are based on 1,270,622 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income and cash distributions.

Provision for Income Taxes

        No   provision   or  benefit  from  income  taxes  is  included  in  the
accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards

        In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Lease
                                              Term                Equipment
             Equipment Type                 (Months)               at Cost                           Location

Vessels                                         63-72         $     8,479,038         Foreign
Aircraft                                        38-72               4,579,905         MN
Furniture & fixtures                            12-96               2,125,632         IN/MA
Manufacturing                                   36-60               1,494,518         CA/IN/NY/OH/TX
Retail store fixtures                           12-60               1,410,891         AL/AZ/CA/CT/DE/FL/GA/IA/IL/IN
                                                                                      KY/LA/MA/MD/MN/MO/NC/NJ/NV
                                                                                      NY/OH/OK/OR/PA/SC/TN/TX/VA
                                                                                      WV/Foreign
Materials handling                               3-60               1,035,152         CA/GA/IL/IN/MA/NC/TX
Tractors and heavy duty trucks                   1-72                 745,092         FL/IL/MA/MD/MI/NC/NY/OH
Research and test                                1-24                 414,282         NY
Communications                                  31-60                  97,130         TX
Photocopying                                    12-60                  72,447         CA/MN/NY/OH/VA
Computers and peripherals                       36-60                   7,156         IN
General purpose plant/warehouse                 12-60                   4,728         NC
Medical                                         54-60                     543         IN

                                 Total equipment cost              20,466,514

                             Accumulated depreciation             (14,056,730)

           Equipment, net of accumulated depreciation         $     6,409,784

        In 1994, the Partnership incurred and capitalized costs of $664,500 to refurbish and improve two cargo vessels leased by Gearkbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S, pursuant to the terms of an extended and renegotiated lease contract with Gearbulk. Refurbishment costs were financed by a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests in each vessel. The refurbishment costs will be depreciated over 15 years.

        In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1995, the Partnership's equipment portfolio included equipment having a proportionate original cost of $13,664,688, representing approximately 67% of total equipment cost.

        Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $665,000 and a net book value of approximately $544,000 at December 31, 1995. (See Note 5.)

        Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

        As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon expiration of the primary lease terms. The summary above includes equipment held for re-lease or sale with an original cost and net book value of approximately $1,041,000 and $10,000, respectively, at December 31, 1995. The Managing General Partner is actively seeking the sale or re-lease of all equipment not on lease.


NOTE 4 - RELATED PARTY TRANSACTIONS

        All operating  expenses  incurred by the  Partnership are paid by AFG on behalf of the  Partnership  and AFG is  reimbursed  at its actual  cost for such expenditures.  Fees and other costs incurred during the years ended December 31,
1995, 1994 and 1993, which were paid or accrued by the Partnership to AFG or its
Affiliates, are as follows:
                                                              1995                      1994                       1993

Equipment acquisition fees                                           --                        --             $         128
Equipment management fees                                 $     145,201             $     217,907                   324,268
Administrative charges                                           21,000                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        86,371                    68,655                   118,738

                                 Total                    $     252,572             $     298,562             $     458,089


        As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG is compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG is compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenue earned by the Partnership or (ii) fees which the Managing General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement.
Compensation to AFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

        Administrative  charges  represent  amounts  owed  to AFG,  pursuant  to
Section 10.4 of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

        All equipment was purchased from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

        All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $377,124 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1996.

        On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (Recognized Owners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The Recognized Owners of the Partnership tendered approximately 103,351 units or 8.13% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - NOTES PAYABLE

        Notes payable at December 31, 1995 consisted of three installment notes of $387,188 payable to banks and institutional lenders. The installment notes are non-recourse, one with an interest rate of 9.7% and two that bear fluctuating rates based on the London Inter-Bank Offered Rate ("LIBOR") plus 1.5%. At December 31, 1995, the applicable LIBOR rates were approximately 7.38%. These notes are collateralized by the equipment and assignment of the related lease payments and will be fully amortized by noncancellable rents.



        The annual maturities of the installment notes payable are as follows:

        For the year ending December 31,       1996             $     166,125
                                               1997                   166,125
                                               1998                    54,938

                                              Total             $     387,188


NOTE 6 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partners will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partners' tax capital account. At December 31, 1995, the General Partners had a positive tax capital account balance.

        The  following  is a  reconciliation  between  net income  reported  for financial  statement  and federal  income tax  reporting  purposes for the years ended December 31, 1995, 1994 and 1993:
                                                              1995                      1994                       1993

Net income                                                $   2,298,781             $   1,944,052             $     223,490

     Financial statement depreciation in
         excess of (less than) tax depreciation                (509,631)                  333,863                 2,637,407
     Prepaid rental income                                       (2,968)                  (46,161)                   (4,236)
     Other                                                      118,435                   438,625                 1,689,314

Net income for federal income
     tax reporting purposes                                $  1,904,617              $  2,670,379              $  4,545,975


        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on equipment disposals.



        The following is a reconciliation between partners' capital reported for financial  statement  and federal  income tax  reporting  purposes for the years ended December 31, 1995 and 1994:
                                                                           1995                               1994

Partners' capital                                                          $   7,881,508                      $   8,791,368

Add back selling commissions and
     organization and offering costs                                           3,726,183                          3,726,183

Financial statement distributions in
     excess of tax distributions                                                   8,022                              8,022

Cumulative difference between federal income
     tax and financial statement income (loss)                                  (459,912)                           (65,748)

Partners' capital for federal income tax
     reporting purposes                                                      $11,155,801                        $12,459,825


        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS

        In March 1991, a lessee of the Partnership, Midway Airlines, Inc. ("Midway"), filed for protection under Chapter 11 of the Bankruptcy Code. On November 27, 1991, this proceeding was converted to a Chapter 7 liquidation. The equipment consisted of an interest in three DC-9 aircraft (the "Equipment") having an original cost of $5,467,515 to the Partnership. To finance the purchase of the Equipment, the Partnership had borrowed $3,396,895 on a non-recourse basis from two third-party lending institutions. On December 30, 1991, one of the lenders, with an interest in only one of the three DC-9 aircraft, sold this one aircraft at a public sale and applied all sale proceeds against its outstanding loan balance. In 1991, the Partnership recorded an aggregate loss on its interest in this aircraft of $893,670 or $0.70 per limited partnership unit. For financial reporting purposes, this loss was reported as a loss on equipment forfeiture of $441,934 and an extraordinary loss of $451,736. The extraordinary loss resulted from the fair market value of the Partnership's interest in this aircraft being in excess of the related indebtedness at the date of foreclosure. At the time of disposition, the Partnership's interest in this aircraft had a fair market value of approximately $1,100,000 and a net book value of $1,541,934. The amount of indebtedness forgiven was $648,264, including accrued interest of $30,339.

        The Partnership owned a 25% interest in the two remaining DC-9 aircraft. In 1991, the estimated fair market value of the Partnership's interests in the remaining two aircraft was determined to be less than the outstanding balance of the related loan. Accordingly, in 1991, the Partnership reduced the carrying value of its interests in the aircraft to an amount less than the outstanding loan balance (the reduction of the carrying value was $1,102,470 or $0.86 per limited partnership unit). The second third-party lender had agreed to forestall, until April 30, 1992, any actions to force a cure of the defaulted note pending efforts by AFG to sell or re-lease the two aircraft. Such efforts were unsuccessful and on May 26, 1992 the lender declared a loan default and demanded full payment of all amounts owed under the note agreement. On March 19, 1993, the remaining two aircraft were transferred to a designee of the lender in lieu of foreclosure. In 1993, the Partnership recorded a net gain on disposition of its interests in these aircraft of $102,531 ($0.08 per limited partnership unit), representing interest expense incurred in 1992 and forgiven at date of disposition. For financial reporting purposes, this gain was reported as a loss on equipment forfeiture of $941,095 and an extraordinary gain of $1,043,626. The extraordinary gain resulted from the related indebtedness at the date of foreclosure being in excess of the fair market value of the Partnership's interests in the remaining two aircraft. At the time of disposition, the Partnership's interests in the remaining two aircraft had a fair market value of approximately $1,150,000 and a net book value of $2,091,095. The amount of indebtedness forgiven was $2,193,626, including accrued interest of $132,720. In consideration of this transfer, the lender reimbursed to the Partnership the sum of $34,257, representing amounts previously advanced by the Partnership to the lender in its unsuccessful attempt to facilitate the remarketing of these aircraft. For financial statement purposes, this sum was reported as other income on the statement of operations during 1993. These advances were originally reported as operating expenses when incurred.

        As the Partnership will be unable to realize any future residual value for the aircraft previously leased to Midway and as these assets represented approximately 11% of the Partnership's original equipment portfolio, it is expected that cumulative future cash distributions will be significantly lower than was anticipated at the inception of the Partnership. Accordingly, this bankruptcy will have a material adverse effect on the ability of the Partnership to achieve all of its originally intended economic benefits.

        On September 7, 1993, Rose's Stores, Inc. (the "Debtor"), a lessee of the Partnership, filed for protection under Chapter 11 of the Bankruptcy Code. AFG, on behalf of the Partnership and various other AFG-sponsored investment programs, filed a proof of claim in this case, which claim was amended and restated. In August 1994, the Bankruptcy Court approved a Motion to Reject Certain Executory Equipment Leases filed by the Debtor relating to approximately $295,000 of equipment owned by this Partnership. The Partnership sold all such equipment during 1994 and recognized a net gain of $344 for financial statement purposes. During 1995, the Partnership sold an additional $1,392 of equipment previously leased to the Debtor and recognized a net gain of $213 for financial statement purposes. At December 31, 1995, the Partnership owned other equipment, having an original cost of $605,747, which was leased to the Debtor. This equipment represents approximately 3% of the Partnership's aggregate equipment portfolio and is fully depreciated for financial statement purposes. All of this equipment is being leased pursuant to renewal rental schedules executed by the Debtor; however, a sale with respect to such equipment is currently pending.

        The Debtor's First Amended Joint Plan of Reorganization (the "Plan of Reorganization") was adopted on December 14, 1994. On June 8, 1995 and August 18, 1995, AFG, on behalf of the Partnership and various other AFG-sponsored investment programs, was issued 24,319 of the Debtor's common stock pursuant to the Plan of Reorganization. The common stock, which had a market value of $2.38 per share (for 17,023 of the shares) and $2.56 per share (for 7,296 of the shares) at the respective settlement dates, was issued in full satisfaction of the outstanding unsecured claims of the affected investment programs. The Partnership's proportionate interest in this settlement is 8.03% or approximately 1,954 shares. This bankruptcy did not have a material adverse effect on the financial position of the Partnership.


NOTE 8 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

          SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1995, 1994 and 1993


      The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenue, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

      The following is a summary of cash excess or deficiency associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                                     1995                    1994                  1993

Rents earned prior to disposal of equipment,
     net of interest charges                                    $   6,114,155           $   6,318,199         $   4,363,842

Sale proceeds, including forgiveness of debt,
     realized upon disposition of equipment                           794,954               1,011,932             3,389,272

Total cash generated from rents and equipment
     sale proceeds                                                  6,909,109               7,330,131             7,753,114

Original acquisition cost of equipment disposed                     5,795,226               5,752,592             7,896,719

Excess (deficiency) of total cash generated to
     cost of equipment disposed                                 $  1,113,883            $  1,577,539            $  (143,605)


      The deficiency of total cash generated to cost of equipment disposed in 1993 resulted principally from the forfeiture of aircraft formerly on lease to Midway. The cost of equipment disposed in 1993 included $1,102,470 representing the 1991 provision for pending foreclosure associated with two of the Midway aircraft.




                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                     Sales and
                                                          Operations               Refinancings                   Total

Net income                                             $      1,801,318           $       497,463           $     2,298,781

Add back:
     Depreciation                                               930,054                        --                   930,054
     Management fees                                            145,201                        --                   145,201
     Book value of disposed equipment                                --                   297,491                   297,491

Less:
     Principal reduction of notes payable                      (490,306)                       --                  (490,306)

     Cash from operations, sales
         and refinancings                                     2,386,267                   794,954                 3,181,221

Less:
     Management fees                                           (145,201)                       --                  (145,201)

     Distributable cash from operations, sales
         and refinancings                                     2,241,066                   794,954                 3,036,020

Other sources and uses of cash:
     Cash at beginning of year                                2,231,880                        --                 2,231,880
     Net change in receivables and accruals                       4,613                        --                     4,613

Less:
     Cash distributions paid                                 (2,413,687)                 (794,954)               (3,208,641)

Cash at end of year                                     $     2,063,872    $                   --           $     2,063,872

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
             MANAGING GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1995



        For the year ended December 31, 1995, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



         Operating expenses                                       $       91,697