Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS IV C L P
filed 1996-04-09
CIK 826931

               AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                            Page
                                                                            ----

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

        For each of the five years in the period ended December 31, 1995:

         Summary of
         Operations                   1995               1994               1993                1992             1991
- ----------------------------       ----------         ----------         ----------          ----------       ----------

Lease revenue                      $ 2,904,024        $ 4,358,141         $ 6,485,361        $ 7,205,600      $ 9,120,182

Net income (loss) before
     extraordinary item            $ 2,298,781        $ 1,944,052         $  (820,136)       $  (772,481)     $(1,246,983)

     Extraordinary item                     --                 --           1,043,626                 --         (451,736)
                                   -----------        -----------         -----------        -----------      -----------

Net income (loss)                  $ 2,298,781        $ 1,944,052         $   223,490        $  (772,481)     $(1,698,719)

Per Unit:
Net income (loss) before
     extraordinary item            $      1.79        $      1.51         $     (0.64)       $     (0.60)     $     (0.97)

     Extraordinary item                     --                 --                0.81                 --            (0.35)
                                   -----------        -----------         -----------        -----------      -----------

Net income (loss)                  $      1.79        $      1.51         $      0.17        $     (0.60)     $     (1.32)

Cash distributions                 $      2.50        $      2.25         $      2.75        $      3.50      $      3.37

          Financial
          Position
- ----------------------------
Total assets                       $ 9,122,891        $10,525,937         $12,624,046        $20,617,148      $29,992,821

Total long-term obligations        $   387,188        $   877,494         $ 1,877,173        $ 6,449,681      $10,179,103

Partners' capital                  $ 7,881,508        $ 8,791,368         $ 9,735,092        $13,041,106      $18,305,685

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview
- --------

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

Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

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





                                                         /s/ ERNST & YOUNG LLP
                                                         ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994

                                                                                 1995                            1994
                                                                            ------------                     -----------
ASSETS

Cash and cash equivalents                                                    $ 2,063,872                     $ 2,231,880

Rents receivable, net of allowance for
     doubtful accounts of $35,000                                                272,111                         327,947

Accounts receivable - affiliate                                                  377,124                         328,781

Equipment at cost, net of accumulated
     depreciation of $14,056,730 and $18,624,411
     at December 31, 1995 and 1994, respectively                               6,409,784                       7,637,329
                                                                            ------------                     -----------

         Total assets                                                       $  9,122,891                     $10,525,937
                                                                            ============                     ===========


LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                                               $    387,188                     $   877,494
Accrued interest                                                                   2,204                          16,141
Accrued liabilities                                                               20,000                          15,500
Accrued liabilities - affiliate                                                   18,360                           8,835
Deferred rental income                                                            11,471                          14,439
Cash distributions payable to partners                                           802,160                         802,160
                                                                            ------------                     -----------

         Total liabilities                                                     1,241,383                       1,734,569
                                                                            ------------                     -----------

Partners' capital (deficit):
     General Partners                                                           (200,479)                       (191,381)
     Limited Partnership Interests
     (1,270,622 Units; initial purchase
     price of $25 each)                                                        8,081,987                       8,982,749
                                                                            ------------                     -----------

         Total partners' capital                                               7,881,508                       8,791,368
                                                                            ------------                     -----------

         Total liabilities and partners' capital                            $  9,122,891                     $10,525,937
                                                                            ============                     ===========


                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993

                                                               1995                      1994                      1993
                                                            -----------               -----------               -----------
Income:

     Lease revenue                                          $ 2,904,024               $ 4,358,141               $ 6,485,361
     Interest income                                            124,607                    79,857                    22,514
     Other income                                                    --                        --                    34,257
     Gain (loss) on sale/forfeiture of equipment                497,463                   446,426                  (539,391)
                                                            -----------               -----------               -----------

         Total income                                         3,526,094                 4,884,424                 6,002,741
                                                            -----------               -----------               -----------

Expenses:

     Depreciation and amortization                              930,054                 2,537,203                 6,060,412
     Interest expense                                            44,687                   104,607                   304,504
     Equipment management fees - affiliate                      145,201                   217,907                   324,268
     Operating expenses - affiliate                             107,371                    80,655                   133,693
                                                            -----------               -----------               -----------

         Total expenses                                       1,227,313                 2,940,372                 6,822,877
                                                            -----------               -----------               -----------

Net income (loss) before extraordinary item                   2,298,781                 1,944,052                  (820,136)

Extraordinary item                                                   --                        --                 1,043,626
                                                            -----------               -----------               -----------

Net income                                                  $ 2,298,781               $ 1,944,052               $   223,490
                                                            ===========               ===========               ===========

Net income (loss) before extraordinary item
     per limited partnership unit                           $      1.79               $      1.51               $     (0.64)

Extraordinary item
     per limited partnership unit                                    --                        --                      0.81
                                                            -----------               -----------               -----------

Net income
     per limited partnership unit                           $      1.79               $      1.51               $      0.17
                                                            ===========               ===========               ===========
Cash distributions declared
     per limited partnership unit                           $      2.50               $      2.25               $      2.75
                                                            ===========               ===========               ===========

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993

                                                General
                                               Partners                     Recognized Owners
                                                                    ---------------------------------
                                                Amount                 Units                Amount                 Total
                                              -----------           -----------           -----------           -----------
Balance at December 31, 1992                  $  (148,884)          $ 1,270,622           $13,189,990           $13,041,106

Net income - 1993                                   2,235                    --               221,255               223,490

Cash distributions declared                       (35,295)                   --            (3,494,209)           (3,529,504)
                                              -----------           -----------           -----------           -----------

Balance at December 31, 1993                     (181,944)            1,270,622             9,917,036             9,735,092

Net income - 1994                                  19,441                    --             1,924,611             1,944,052

Cash distributions declared                       (28,878)                   --            (2,858,898)           (2,887,776)
                                              -----------           -----------           -----------           -----------

Balance at December 31, 1994                     (191,381)            1,270,622             8,982,749             8,791,368

Net income - 1995                                  22,988                    --             2,275,793             2,298,781

Cash distributions declared                       (32,086)                   --            (3,176,555)           (3,208,641)
                                              -----------           -----------           -----------           -----------

Balance at December 31, 1995                  $  (200,479)            1,270,622           $ 8,081,987           $ 7,881,508
                                              ===========           ===========           ===========           ===========

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993

                                                               1995                      1994                      1993
                                                            -----------               -----------               -----------
Cash flows from (used in) operating activities:
Net income                                                  $ 2,298,781               $ 1,944,052               $   223,490

Adjustments to reconcile net income
     to net cash from operating activities:
         Depreciation and amortization                          930,054                 2,537,203                 6,060,412
         (Gain) loss on sale/forfeiture of equipment           (497,463)                 (446,426)                  539,391
         Extraordinary item                                          --                        --                (1,043,626)
Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                        55,836                   287,409                    82,539
         accounts receivable - affiliate                        (48,343)                  (28,037)                  (87,349)
     Increase (decrease) in:
         accrued interest                                       (13,937)                  (34,563)                  (31,636)
         accrued liabilities                                      4,500                       950                    (7,949)
         accrued liabilities - affiliate                          9,525                     5,284                   (18,255)
         deferred rental income                                  (2,968)                  (46,161)                   (4,236)
                                                            -----------               -----------               -----------

              Net cash from operating activities              2,735,985                 4,219,711                 5,712,781
                                                            -----------               -----------               -----------

Cash flows from (used in) investing activities:
     Purchase of equipment                                           --                        --                    (2,829)
     Proceeds from equipment sales                              794,954                 1,011,932                 1,195,646
                                                            -----------               -----------               -----------

              Net cash from investing activities                794,954                 1,011,932                 1,192,817
                                                            -----------               -----------               -----------

Cash flows used in financing activities:
     Principal payments - notes payable                        (490,306)               (1,664,179)               (2,511,602)
     Distributions paid                                      (3,208,641)               (2,967,992)               (3,449,288)
                                                            -----------               -----------               -----------

              Net cash used in financing activities          (3,698,947)               (4,632,171)               (5,960,890)
                                                            -----------               -----------               -----------

Net increase (decrease) in cash and
     cash equivalents                                          (168,008)                  599,472                   944,708

Cash and cash equivalents at beginning of year                2,231,880                 1,632,408                   687,700
                                                            -----------               -----------               -----------

Cash and cash equivalents at end of year                    $ 2,063,872               $ 2,231,880               $ 1,632,408
                                                            ===========               ===========               ===========

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                 $    58,624               $   139,170               $   336,140
                                                            ===========               ===========               ===========

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

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1995


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $5,823,945 are due as follows:

        For the year ending December 31, 1996             $   2,031,497
                                         1997                 1,719,337
                                         1998                 1,422,583
                                         1999                   650,528
                                                          -------------

                                         Total            $   5,823,945
                                                          =============

        Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                       1993
                                                           -----------               -----------               -----------
Gearbulk Shipowning Ltd. (formerly Kristian
   Gerhard Jebsen Skipsrederi A/S)                         $ 1,150,074               $ 1,165,274               $ 1,144,736
Northwest Airlines, Inc.                                   $   390,000               $   485,500                        --
The Kendall Company                                        $   353,738                        --                        --


Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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

Depreciation
- ------------

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

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit
- ------------------------------------------

        Net income and cash distributions per unit are based on 1,270,622 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income and cash distributions.

Provision for Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

Impact of Recently issued Accounting Standards
- ----------------------------------------------

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


NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Lease
                                              Term                Equipment
             Equipment Type                 (Months)               at Cost                           Location
- ---------------------------------------    ----------            ------------         -----------------------------
Vessels                                         63-72            $  8,479,038         Foreign
Aircraft                                        38-72               4,579,905         MN
Furniture & fixtures                            12-96               2,125,632         IN/MA
Manufacturing                                   36-60               1,494,518         CA/IN/NY/OH/TX
Retail store fixtures                           12-60               1,410,891         AL/AZ/CA/CT/DE/FL/GA/IA/IL/IN
                                                                                      KY/LA/MA/MD/MN/MO/NC/NJ/NV
                                                                                      NY/OH/OK/OR/PA/SC/TN/TX/VA
                                                                                      WV/Foreign
Materials handling                               3-60               1,035,152         CA/GA/IL/IN/MA/NC/TX
Tractors and heavy duty trucks                   1-72                 745,092         FL/IL/MA/MD/MI/NC/NY/OH
Research and test                                1-24                 414,282         NY
Communications                                  31-60                  97,130         TX
Photocopying                                    12-60                  72,447         CA/MN/NY/OH/VA
Computers and peripherals                       36-60                   7,156         IN
General purpose plant/warehouse                 12-60                   4,728         NC
Medical                                         54-60                     543         IN
                                                                -------------

                                 Total equipment cost              20,466,514

                             Accumulated depreciation             (14,056,730)
                                                                -------------

           Equipment, net of accumulated depreciation           $   6,409,784
                                                                =============

        In 1994, the Partnership incurred and capitalized costs of $664,500 to refurbish and improve two cargo vessels leased by Gearbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S, pursuant to the terms of an extended and renegotiated lease contract with Gearbulk. Refurbishment costs were financed by a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests in each vessel. The refurbishment costs will be depreciated over 15 years.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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

        Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $665,000 and a net book value of approximately $544,000 at December 31, 1995. (See Note
5)

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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1995, 1994 and 1993, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:


                                                                1995                      1994                      1993
                                                             ----------                ----------                ----------
Equipment acquisition fees                                           --                        --                $      128
Equipment management fees                                    $  145,201                $  217,907                   324,268
Administrative charges                                           21,000                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        86,371                    68,655                   118,738
                                                             ----------                ----------                ----------

                          Total                              $  252,572                $  298,562                $  458,089
                                                             ==========                ==========                ==========


        As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG is compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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


NOTE 5 - NOTES PAYABLE
- ----------------------

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


        The annual maturities of the installment notes payable are as follows:


        For the year ending December 31,  1996             $  166,125
                                          1997                166,125
                                          1998                 54,938
                                                           ----------

                                         Total             $  387,188
                                                           ==========

NOTE 6 - INCOME TAXES
- ---------------------

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

        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                               1995                      1994                      1993
                                                            -----------               -----------               -----------
Net income                                                  $ 2,298,781               $ 1,944,052               $   223,490

     Financial statement depreciation in
         excess of (less than) tax depreciation                (509,631)                  333,863                 2,637,407
     Prepaid rental income                                       (2,968)                  (46,161)                   (4,236)
     Other                                                      118,435                   438,625                 1,689,314
                                                            -----------               -----------               -----------
Net income for federal income
     tax reporting purposes                                 $ 1,904,617               $ 2,670,379               $ 4,545,975
                                                            ===========               ===========               ===========

        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on equipment disposals.

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

                                                                                1995                               1994
                                                                             -----------                        -----------
Partners' capital                                                            $ 7,881,508                        $ 8,791,368

Add back selling commissions and
     organization and offering costs                                           3,726,183                          3,726,183

Financial statement distributions in
     excess of tax distributions                                                   8,022                              8,022

Cumulative difference between federal income
     tax and financial statement income (loss)                                  (459,912)                           (65,748)
                                                                             -----------                        -----------

Partners' capital for federal income tax
     reporting purposes                                                      $11,155,801                        $12,459,825
                                                                             ===========                        ===========

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
- --------------------------

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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


NOTE 8 - SUBSEQUENT EVENT
- -------------------------

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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

                                                                     1995                    1994                  1993
                                                                  -----------             -----------          ------------
Rents earned prior to disposal of equipment,
     net of interest charges                                      $ 6,114,155             $ 6,318,199           $ 4,363,842

Sale proceeds, including forgiveness of debt,
     realized upon disposition of equipment                           794,954               1,011,932             3,389,272
                                                                  -----------             -----------          ------------

Total cash generated from rents and equipment
     sale proceeds                                                  6,909,109               7,330,131             7,753,114

Original acquisition cost of equipment disposed                     5,795,226               5,752,592             7,896,719
                                                                  -----------             -----------          ------------

Excess (deficiency) of total cash generated to
     cost of equipment disposed                                   $ 1,113,883             $ 1,577,539          $   (143,605)
                                                                  ===========             ===========          ============

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

                AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                    Sales and
                                                          Operations              Refinancings                   Total
                                                         ------------             ------------                ------------
Net income                                               $  1,801,318             $    497,463                $  2,298,781

Add back:
     Depreciation                                             930,054                       --                     930,054
     Management fees                                          145,201                       --                     145,201
     Book value of disposed equipment                              --                  297,491                     297,491

Less:
     Principal reduction of notes payable                    (490,306)                      --                    (490,306)
                                                         ------------             ------------                ------------

     Cash from operations, sales
         and refinancings                                   2,386,267                  794,954                   3,181,221

Less:
     Management fees                                         (145,201)                      --                    (145,201)
                                                         ------------             ------------                ------------


     Distributable cash from operations, sales
         and refinancings                                   2,241,066                  794,954                   3,036,020

Other sources and uses of cash:
     Cash at beginning of year                              2,231,880                       --                   2,231,880
     Net change in receivables and accruals                     4,613                       --                       4,613

Less:
     Cash distributions paid                               (2,413,687)                (794,954)                 (3,208,641)
                                                         ------------             ------------                ------------


Cash at end of year                                      $  2,063,872             $         --                $  2,063,872
                                                         ============             ============                ============


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